Exhibit 99.1

Pyramid Oil Company	FOR IMMEDIATE RELEASE:

Pyramid Oil Company Reports Second Quarter Financial Results

BAKERSFIELD, Calif. – August 14, 2013 – Pyramid Oil Company (NYSE MKT: PDO) today announced financial results for its second quarter ended June 30, 2013.

Second quarter revenue was $1.2 million versus $1.3 million in the same quarter last year. The decrease was attributable to lower crude sales volumes versus the year-ago second quarter, and lower crude oil prices. Crude prices declined by $9.27 per average barrel of oil equivalent (BOE) to $98.79 from $108.06 per average BOE in the 2012 second quarter.

Operating income was $173,000 versus $368,000 in the second quarter last year. Net income was $130,000, or $0.03 per share, versus $289,000, or $0.06 per share, during the same quarter in 2012.

For the six-month period, revenue was $2.2 million versus $2.7 million during the same period of 2012. Operating income was $337,000 versus $824,000 in the comparable prior-year period, while net income was $243,000, or $0.05 per share, versus $661,000, or $0.14 per share, in the same period a year ago. Operating cash flow at the mid-year mark was $485,000 compared with $1.3 million during the first six months of last year.

At June 30, Pyramid had cash, cash equivalents and short-term investments of $6.3 million, total current assets of $7.3 million, and working capital of $6.7 million. The Company also reported long-term assets in the form of certificates of deposit of $1.1 million. Current liabilities at June 30 were $559,000 and total liabilities were $1.9 million. Stockholders’ equity at the end of the quarter was $10.9 million.

John Alexander, president and CEO, said increasing Pyramid’s crude production volumes remains a high priority. “We are focused on advancing our well re-entry program in Santa Maria, California. We are still awaiting associated permits from the State of California, and then will secure a contract drilling rig. We remain optimistic we can commence drilling operations later this year.”

About Pyramid Oil Company

Pyramid Oil Company has been in the oil and gas business continuously since incorporating in 1909. Pyramid acquires interests in land and producing properties through acquisition and lease, and then drills and/or operates crude or natural gas wells in an effort to discover or produce oil and/or natural gas. More information about the Company can be found at: http://www.pyramidoil.com.

Safe Harbor Statement

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995, including statements regarding the completion and testing of wells. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Factors that could cause or contribute to such differences include, but are not limited to the value of crude oil or the performance of wells.

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CONTACTS:

John H. Alexander Geoff High

President and CEO Principal

Pyramid Oil Company Pfeiffer High Investor Relations, Inc.

661-325-1000 303-393-7044

PYRAMID OIL COMPANY
STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,

	2013	2012	2013	2012

REVENUES:
Oil and gas sales	$1,154,409	$1,340,314	$2,162,212	$2,709,372

COSTS AND EXPENSES:
Operating expenses	500,043	459,798	934,481	889,739
General and administrative	234,862	228,878	457,003	439,894
Taxes, other than income
and payroll taxes	37,158	36,960	67,555	84,381
Provision for depletion,
depreciation and amortization	148,817	186,738	261,796	367,894
Accretion expense	7,932	5,730	18,311	18,817
Other costs and expenses	52,973	54,669	86,198	84,474

	981,785	972,773	1,825,344	1,885,199

OPERATING INCOME	172,624	367,541	336,868	824,173

OTHER INCOME (EXPENSE):
Interest income	10,004	10,170	20,315	20,860
Other income	0	250	0	250
Interest expense	0	-290	0	-716

	10,004	10,130	20,315	20,394
INCOME BEFORE INCOME
TAX PROVISION	182,628	377,671	357,183	844,567
Income tax provision
Current	9,357	34,600	15,126	83,000
Deferred	43,200	54,500	99,300	100,900
	52,557	89,100	114,426	183,900

NET INCOME	$130,071	$288,571	$242,757	$660,667

BASIC INCOME
PER COMMON SHARE	$0.03	$0.06	$0.05	$0.14

DILUTED INCOME
PER COMMON SHARE	$0.03	$0.06	$0.05	$0.14

Weighted average number of
common shares outstanding	4,688,085	4,683,853	4,688,085	4,683,853

Diluted average number of
common shares outstanding	4,688,085	4,686,827	4,688,085	4,686,929

PYRAMID OIL COMPANY
BALANCE SHEETS

ASSETS

	June 30,	December 31,
	2013	2012
	(Unaudited)	(Audited)

CURRENT ASSETS:
Cash and cash equivalents	$4,152,665	$3,834,097
Short-term investments	2,138,406	2,135,709
Trade accounts receivable	467,160	375,090
Income taxes receivable	41,400	73,069
Crude oil inventory	83,582	82,180
Prepaid expenses and other assets	117,566	257,370
Deferred income taxes	264,400	264,400

TOTAL CURRENT ASSETS	7,265,179	7,021,915

PROPERTY AND EQUIPMENT, at cost
Oil and gas properties and equipment
(successful efforts method)	20,063,740	20,007,453
Capitalized asset retirement costs	425,978	425,978
Drilling and operating equipment	2,058,744	1,966,750
Land, buildings and improvements	1,098,918	1,098,918
Automotive, office and other
property and equipment	1,202,544	1,202,544

	24,849,924	24,701,643
Less: accumulated depletion, depreciation,
amortization and valuation allowances	-21,215,120	-20,953,324

TOTAL PROPERTY AND EQUIPMENT	3,634,804	3,748,319

INVESTMENTS AND OTHER ASSETS
Long-term investments	1,116,493	1,101,526
Deferred income taxes	522,500	621,800
Deposits	250,000	250,000
Other Assets	17,380	17,380

TOTAL INVESTMENTS OTHER ASSETS	1,906,373	1,990,706

TOTAL ASSETS	$12,806,356	$12,760,940

PYRAMID OIL COMPANY
BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS' EQUITY

	June 30,	December 31,
	2013	2012
	(Unaudited)	(Audited)

CURRENT LIABILITIES:
Accounts payable	$177,346	$226,759
Accrued professional fees	84,604	120,000
Accrued taxes, other than income taxes	0	70,407
Accrued payroll and related costs	57,446	58,954
Accrued royalties payable	226,500	204,509
Accrued insurance	13,197	94,116

TOTAL CURRENT LIABILITIES	559,093	774,745

LONG TERM DEBT, net of current maturites	0	0

LIABILITY FOR ASSET RETIREMENT OBLIGATIONS	1,346,172	1,327,861

TOTAL LIABILITIES	1,905,265	2,102,606

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock-no par value;
10,000,000 authorized shares;
no shares issued or outstanding	0	0
Common stock-no par value;
50,000,000 authorized shares;
4,688,085 shares issued and
outstanding	1,682,971	1,682,971
Retained earnings	9,218,120	8,975,363

TOTAL STOCKHOLDERS' EQUITY	10,901,091	10,658,334

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$12,806,356	$12,760,940